SCHEDULE 14C INFORMATION

  Information Statement Pursuant to Section 14(c) of the Securities Exchange
                        Act of 1934 (Amendment No. 2)

 Check the appropriate box:

 [X]  Preliminary Information Statement

 [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

 [ ]  Definitive Information Statement


                     INTEGRATED PERFORMANCE SYSTEMS, INC.
               ------------------------------------------------
               (Name of Registrant As Specified In Its Charter)

 Payment of Filing Fee (Check the appropriate box):

 [X]  No fee required.

 [ ]  Fee computed on table below per Exchange Act Rules l4c-5(g) and 0-11.

      1)   Title of each class of securities to which transaction applies:
      2)   Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      4)   Proposed maximum aggregate value of transaction:
      5)   Total fee paid:

 [ ]  Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:
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      3)  Filing Party:
      4)  Date Filed:

                     INTEGRATED PERFORMANCE SYSTEMS, INC.

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To Be Held March 28, 2005

 To the Shareholders of INTEGRATED PERFORMANCE SYSTEMS, INC.:

      NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of INTEGRATED PERFORMANCE SYSTEMS, INC., a New York corporation, (the "Company" or "IPS"), will be held at 901 Hensley Lane, Wylie, Texas 75098, on March 28, 2005, at 11:00 A.M., Central Standard Time, for the following purpose:

      To consider and vote upon a proposal to amend the Company's Articles of Incorporation to authorize an increase in authorized shares from one hundred million (100,000,000) to four hundred million (400,000,000) shares of Common Stock of the Company.

      Only those shareholders of record at the close of business on February 25, 2005 will be entitled to receive this Information Statement and notice of the special meeting and to vote at the meeting.

      Your attention is called to the enclosed Information Statement.

                               By Order of the Board of Directors,

                               /s/ Brad Jacoby

                               Brad Jacoby
                               Chairman and Chief Executive Officer

 Wylie, Texas
 February 25, 2005

                     INTEGRATED PERFORMANCE SYSTEMS, INC.

                               901 Hensley Lane
                              Wylie, Texas 75098
                          _________________________

                            INFORMATION STATEMENT
                               Amendment No. 2
                          _________________________

                       Special Meeting of Shareholders
                                March 28, 2005

                                INTRODUCTION

      This Information Statement and the Notice of Special Meeting are first being mailed to the shareholders of Integrated Performance Systems, Inc. (the "Company" or "IPS") on or about March 1, 2005 in connection with a special meeting of shareholders of the Company (the "Special Meeting") to be held at 901 Hensley Lane, Wylie, Texas 75098, the principal executive offices of the Company, on March 28, 2005, at 11:00 A.M., Central Standard Time, and any postponement or adjournment thereof.

      At the Special Meeting, holders of common stock, $0.01 par value, (the "Common Stock") of the Company and holders of Series F Preferred Stock of the Company will be asked to consider and formally vote upon a proposal to amend the Company's Articles of Incorporation to increase authorized shares from one hundred million (100,000,000) to four hundred million (400,000,000) shares of Common Stock of the Company.

                    WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY

      Principal voting shareholders collectively represent 204,680,932 voting shares (or 81%) of the 251,732,230 voting shares expected to be outstanding on February 25, 2005, and have indicated their intent to vote in favor of the proposal. Accordingly, no proxies will be solicited and no action is required on your behalf. The cost of printing and distributing this Information Statement and holding the Special Meeting (including the reimbursement of certain parties for their expenses in forwarding this Information Statement to beneficial owners of the Common Stock) will be paid by the Company.

                              SUMMARY TERM SHEET

      This summary term sheet describes the material terms of our recently completed acquisition of Best Circuit Boards, Inc., d/b/a Lone Star Circuits ("LSC") and in certain cases provides references to other pages of this Information Statement for you to obtain further information. We encourage you to read carefully the remainder of this document, including the exhibits and other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the matters being considered at the special meeting of shareholders. This Information Statement relates to the approval by our stockholders of an increase in authorized shares of the Company from 100 million to 400 million, part of which increase may be issued as part of the consideration in the acquisition of LSC. Our stockholders were not required to approve the acquisition itself. The actual terms of our acquisition of LSC are contained in a merger agreement and other documents, which we have filed with the Securities and Exchange Commission ("SEC"). You can review these documents on the SEC's website, www.sec.gov. A summary of the merger transaction follows.

 Summary of the Merger (see page 5 of this document)

      IPS and LSC agreed to the combination of LSC Merger Corp. and LSC under the terms of the merger agreement described in this document. We have attached the merger agreement and related documents as exhibits to the various 8-K Reports, which have been incorporated by reference into this document. (See the last page of this document for a list of documents incorporated by reference into this document.) We encourage you to read the merger agreement and related documents carefully because they are the legal documents that govern the merger and related matters.

      Pursuant to the terms of the merger agreement, LSC Merger Corp., a wholly-owned subsidiary of IPS formed for the sole purpose of effecting the merger, merged with and into LSC. The separate corporate existence of LSC Merger Corp. ceased and LSC survived as a wholly-owned subsidiary of IPS.

      The merger was completed on November 24, 2004 in accordance with the merger agreement and related documents.

 Summary of Material Terms of Merger

   * LSC shareholders received preferred stock representing the right to receive IPS common stock representing 67.25% of the outstanding common stock of IPS;

   * LSC shareholders received convertible debentures in the aggregate amount of $4.2 million.

                                  THE MERGER

      The Companies

 Integrated Performance Systems, Inc. ("IPS")

      IPS is a holding company, which does business through its subsidiaries, primarily manufacturing and selling circuit boards. Prior to the merger, IPS' executive office was located at 10501 FM 720 East, Frisco, Texas 75035, and its telephone number was 972-381-1212.

 Best Circuit Boards, Inc., d/b/a Lone Star Circuits ("LSC")

      LSC was a privately owned fabrication services company, engaged in time sensitive, high technology prototypes, and is a manufacturer of high margin, complex electronic circuit boards. LSC's executive office is located at 901 Hensley Lane, Wylie, Texas 75098, and its telephone number is 972-771-1930.

 LSC Merger Corp.

      LSC Merger Corp. is a Texas corporation and a wholly owned subsidiary of IPS. LSC merger Corp. was formed solely for the purpose of entering into the merger agreement with LSC and completing the merger. It has not conducted any business operations and did not conduct any business prior to the completion of the merger. Following the merger with and into LSC, LSC Merger Corp. ceased to exist.

      Completion of the Merger

      On November 24, 2004, we completed a merger between a wholly owned subsidiary and Best Circuit Boards, Inc. d/b/a Lone Star Circuits ("LSC"). In the merger transaction LSC shareholders received 193,829 shares of Series F Convertible Preferred Stock (the "Preferred Stock"), convertible into approximately 194 million shares of Common Stock. (The terms and conditions of the Preferred Stock are described below in the section entitled "DESCRIPTION OF CAPITAL STOCK: PREFERRED STOCK.")

      Other terms of the merger include the issuance to LSC shareholders of $4.2 million in convertible debentures. The debentures are convertible into Common Stock at any time at a per share conversion price of $.15 per share. $3.2 million of the debentures is payable at a simple interest rate of 8% per annum, with interest payable monthly and the principal balance due on February 28, 2005. $1 million of the debentures is payable at a simple interest rate of 8% per annum, interest payable bi-annually and the principal balance due in November 2007. All of the debentures are secured by all assets of the Company and of LSC.

      As a further condition of the merger, prior to November 24, 2004, certain related party and other debt and all Series A, B, C, and D Preferred Shares were converted into 48,530,540 common shares of the Company.
 Entities controlled by Mr. Allen received 25,318,000 of these shares; however, Mr. Allen agreed to contribute back to the Company 8,634,000 of the shares, which shares have since been canceled.

      In connection with the merger, Integrated Performance Business Services Corp., an entity controlled by Mr. Allen, the former CEO of the Company, agreed to assume certain liabilities of the Company. These liabilities consisted of accounts payable totaling $464,638, and accrued expenses totaling $284,071.

      In connection with the merger, Mr. Allen delivered approximately 10.9 million shares of Common Stock beneficially owned by him into escrow to secure certain advances made by LSC on behalf of the Company. Mr. Jacoby was granted the right to vote these shares for the duration of the escrow agreement.

      Accounting Treatment of the Merger

      The owners of LSC acquired controlling interest in IPS and we have therefore determined that the transaction should be accounted for as a reverse acquisition with LSC treated as the accounting acquirer. Consequently, the historical financial statements of LSC will become the historical financial statements of the Company. A new basis will be established for IPS' assets and liabilities based upon the fair values thereof and IPS' purchase price, including costs of the acquisition.

      Under the rules of accounting for reverse acquisitions, the purchase price has been determined based upon the fair value of IPS, the legal parent, on or around the date of the transaction. The measurement date for the transaction has been determined to be October 22, 2004, the date a substantially revised merger agreement was signed and announced.

      The purchase price is calculated as follows:

 Number of common shares outstanding on October 22, 2004          30,229,959
 Market price per share on or about October 22, 2004             $      0.34
                                                                  ----------
                                                                  10,278,186
 Merger costs                                                        148,869
                                                                  ----------
 Total purchase price                                            $10,427,055
                                                                  ==========

      Material Federal Income Tax Consequences of the Merger

      For federal income tax purposes the merger constitutes a tax-free reorganization and, consequently, there are no federal income tax consequences of the merger to IPS shareholders.

      Regulatory Approvals of the Merger

      No federal or state regulatory approvals of the merger are required.

 Background of the Merger

      IPS had explored many different strategies in an effort to enhance shareholder value during the past few years. During 2003, IPS began to evaluate potential strategic alternatives, including business combinations, transformative acquisitions, joint ventures and the continuing operation of its business as an independent company, with the help of additional capital to be provided by a third party utilizing the public equity markets. In connection with its on-going review of its potential strategic alternatives, IPS considered ways by which it could increase the awareness and following by equity investors and other participants, and thereby improve upon the valuation of the publicly held IPS shares in the public equity markets. During 2003, IPS from time to time, approached privately held companies in its industry and responded to inquires from third parties regarding strategic transactions and entered into discussions with certain of these parties.

      During the month of August 2003, D. Ronald Allen, president and chief executive officer of IPS, had a meeting with a representative of a privately held Texas based company ("Company A") at which meeting there was discussion of a potential business combination with Company A and IPS. During the months of August and September additional meetings where held with the principal shareholder of Company A to assess the level of interest of Company A. During the course of the next sixty days, Mr. Allen, engaged in extensive discussions with Company A to more fully understand the nature and extent of Company A's level of interest in engaging in a potential business combination with IPS. IPS evaluated the terms and conditions of such a transaction and submitted a final transaction proposal to Company A in October 2003. This proposal was never accepted and IPS discontinued discussions with Company A shortly thereafter.

      During the month of November 2003, IPS began pursuing another potential strategic transaction with a privately held company located in North Carolina ("Company B"). Company B was represented by a local business broker and was seeking a buyer for this family owned business. During the month of November through early December of 2003, Mr. Allen had discussions with Company B and its representatives at which meeting there was discussion of a potential business combination with Company B and IPS. A transaction proposal was submitted to Company B by IPS on or about December 7, 2003, which was accepted. During the months of December 2003 and January 2004 it was agreed that due diligence materials would be exchanged by Company B and IPS in an effort to asses the financial implications of the potential transaction. A meeting between the principals of Company B and representatives of IPS was held in January 2004 to evaluate the terms, conditions and opportunities associated with the transaction. Upon completion of these meetings, IPS began to arrange for the capital required to consummate the transaction, which was to be provided by a third party, utilizing the public equity markets.

      During the course of the next sixty days, Mr. Allen and IPS engaged in extensive discussions with multiple equity based capital resources in an effort to raise sufficient capital to close the contemplated transaction with Company B. Unable to raise the required capital upon favorable terms, Company B and IPS mutually agreed to terminate the transaction.

      During the month of February 2004, IPS began pursuing another relationship and potential strategic transaction with a privately held company located in Wylie, Texas, Best Circuit Boards, Inc., DBA Lone Star Circuits (LSC) which was in close proximity to IPS. LSC was initially approached by IPS in the fall of 2003 but IPS was told that LSC was not seeking a buyer for their business at that time. During the months of February and March 2004, Mr. Allen and other IPS authorized representatives began to have discussions with LSC, its representatives and majority shareholders at which meetings there was discussion of a potential business combination with LSC and IPS. During the month of February 2004 and throughout most of March 2004 extensive due diligence materials were exchanged between LSC and IPS in an effort to evaluate the financial implications and opportunities associated with the potential strategic transaction. Meetings were held between the principals of LSC, Mr. Allen and representatives of IPS throughout March 2004 and began again in earnest during early April of 2004. The objective of these meetings was to asses the level of interest of LSC in a potential merger transaction with IPS and the merits of such a transaction.

      Leading up to these meetings, Mr. Allen and the board of directors for IPS evaluated the due diligence materials provided them by the accountants and counsel for LSC, analyzing all of the potential terms, conditions and financial aspects of a strategic transaction with LSC. Mr. Allen and the board of IPS eventually made the determination that a transaction with LSC would be in the best interests of IPS and its shareholders. Upon board approval, Mr. Allen and IPS proceeded to create and subsequently submitted a definitive agreement to LSC. The definitive agreement was reviewed by counsel for LSC and subsequently accepted by the majority shareholders of LSC. The majority shareholders of LSC and Mr. Allen (on behalf of IPS) signed a definitive agreement in April 2004. This nonbinding proposal outlined a stock-for-stock merger between LSC and LSC Merger Corp, whereby the surviving entity, or one of its affiliates or subsidiaries, would be part of a reporting registrant with the SEC.

      Minor revisions were made to the definitive agreement during April 2004 by both counsel for LSC and counsel for IPS. Upon completion of that process, IPS announced in May 2004 that a definitive agreement had been reached to acquire 100% of the outstanding shares of LSC in return for cash, a majority stock ownership position in IPS and a promissory note.

      The potential completion of the merger transaction described in the definitive agreement was, however, subject to significant conditions, including satisfactory completion of due diligence by both parties, approval of certain third parties, the completion of an audit for LSC as well as the approval of the board of directors for IPS and LSC.

      In-depth due diligence was exchanged between the parties throughout May, June, July and August of 2004. The board of directors for IPS and the management of LSC also held numerous telephonic meetings during that time, at which they discussed the business combinations suggested by IPS and the rationale for the transaction and the processes required to complete the transaction.

      In August 2004 IPS announced that it had entered into an exclusive management consulting agreement with the President and CEO of LSC. Under the terms of this agreement, the president of LSC (Brad Jacoby) would assume the overall management responsibilities for the operations of IPS and its PC Dynamics subsidiary, effective immediately. With this agreement in place Brad Jacoby would have broad authority in all matters, except those requiring the approval by the Board of Directors for IPS. The purpose of this agreement is to facilitate and improve the performance of IPS and LSC leading up to the close of their previously announced merger agreement.

      The audit of LSC was commenced in early August 2004 by an accounting firm mutually agreed upon by LSC and IPS. In September 2004, IPS announced that an audit firm had been contacted and retained for the audit of LSC.

      After considering interim due diligence reports from counsel for both IPS and LSC, the principals for both LSC and IPS agreed that a revised binding definitive agreement should be prepared and signed by the respective parties. In October 2004, Mr. Allen, with the approval of the board of directors of IPS and the majority shareholders of LSC met and signed a revised binding definitive agreement.

      During subsequent telephonic meetings between the principals of IPS and LSC, held during the weeks to follow and throughout most of October and early November 2004, it was determined and agreed that the closing date for the transaction should be in November 2004. The transaction was consummated on November 24, 2004.

      IPS' Reasons for the Merger

      Although no financial advisor was consulted, the IPS board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable, were in the best interests of IPS and its stockholders and that the merger agreement was fair to IPS and its stockholders.

      In reaching its decision to approve the merger agreement and to consummate the merger, IPS' board of directors considered a number of factors, including the following material factors:

   * Historical information concerning IPS' businesses, financial performance and condition, operations, technology, management and competitive position;

   * The availability, strategic viability and economic terms of possible alternatives to the transaction with LSC, including entering into other proposed merger agreements with other parties;

   * The belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions of the parties' respective obligations, are reasonable;

   * The fact that a stock-for-stock transaction would allow IPS stockholders to participate in the synergies created by the merger and in the future growth of the combined entity under capable and proven new leadership.

      The foregoing discussion, information and factors considered by IPS' board of directors is not intended to be exhaustive but is believed to include all material factors considered by IPS' board of directors. Reference is made to other portions of this document and to documents incorporated by reference into this document to direct you to a more complete description of the topics presented.

                       FINANCIAL AND OTHER INFORMATION

      Financial statements of LSC for the twelve month periods ended July 31, 2004 and 2003 and for the interim period ended October 31, 2004, as well as pro forma financial information for the combined IPS and LSC entities, appear in the Form 8-K/A filed on February 7, 2005, which is incorporated herein by reference.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATION OF LSC

                          Forward Looking Statements

      This report may contain "Forward Looking Statements," which are our expectations, plans, and projections, which may or may not materialize and which are subject to various risks and uncertainties, including statements concerning expected income and expenses, and the adequacy of our sources of cash to finance current and future operations. When used in this report, the words "plans," "believes," "expects," "projects," "targets," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Factors which could cause actual results to materially differ from our expectations include the following: general economic conditions and growth in the high tech industry; competitive factors and pricing pressures; changes in product mix; the timely development and acceptance of new products; and the risks described from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this report. We expressly disclaim any obligation or undertaking to release publicly any updates or change in our expectations or any change in events, conditions or circumstances on which any such statement may be based, except as may be otherwise required by the securities laws.

                                   Overview

      The following discussion provides information to assist in the understanding of our financial condition and results of operations for the twelve month periods ended July 31, 2004 and 2003 and for the interim period ended October 31, 2004. It should be read in conjunction with the financial information appearing in the Form 8-K/A filed on February 7, 2005, which is incorporated herein by reference.

                        Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      Critical accounting policies are those that are both most important to the portrayal of a company's financial position and results of operations, and require management's subjective or complex judgments. Below is a discussion of what we believe are our critical accounting policies.

      Revenue Recognition.  We recognize revenue when products are shipped.

      Allowance for Doubtful Accounts. Provisions for the allowance for doubtful accounts are made monthly and adjustments are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts.

      Inventory. Inventory consists primarily of finished goods and raw materials and is priced at lower of cost or market, cost being determined using the first-in, first out (FIFO) method.

 Three Months Ended October 31, 2004 and 2003

                            Results of Operations

      Revenues. Net revenues increased to $6,752,000 for the three months ended October 31, 2004 from $4,615,000 for the same period in 2003, a net increase of $2,137,000 or 46%. The increase is attributable to the addition of new customers and an overall increase in sales to existing customers.
 It is believed that demand for our products will continue to grow as confidence levels in the industry continue to improve and the cross-selling opportunities resulting from the recently completed merger are realized.

      Gross profit. Gross profit for the three months ended October 31, 2004 was approximately $1.1 million, versus a gross profit of $737,000 in the same period in 2003. The increase in gross margin is attributable to the increase of orders for higher margin products and increased volume resulting in fixed costs being spread over more units.

      Operating expenses. Selling, general and administrative expenses consist primarily of the direct charges for advertising, sales promotion, and marketing, as well as the cost of executive, administrative and accounting personnel and professional fees. Selling, general and administrative expense increased to $855,000 for the three months ended October 31, 2004 from $778,000 in 2003, a net increase of $77,000 or 10%.
 The net increase was primarily related to increased accounting fees.

                         Liquidity and Cash Resources

      We have generally financed our business from cash generated by operations and in some periods the principal shareholders have loaned the Company operating capital at prevailing market rates of interest. As of October 31, 2004 the company had cash and cash equivalents of $309,230 compared to $70,467 for the same period in 2003.

      Net income (loss). Net income for the Three months ended October 31, 2004 was $151,000, compared to a net loss of $44,000 for the same period in 2003.

      Cash flows from operations. Net cash provided by operations during the three months ended October 31, 2004 was approximately $349,000, compared to $185,000 being used in operations during the same period in 2003. This change in our cash flows from operations relates to the profitability of the company for the quarter combined with an increase in accounts payable.

      Cash used for investing activities. Cash used for investing activities during the three months ended October 31, 2004 and 2003 was approximately $290,000 and $27,000, respectively, consisting generally of capitalized merger costs and advances to IPS.

      Cash flows from financing activities. Net cash provided by financing activities during the three months ended October 31, 2004 was approximately $32,000. Net cash used in financing activities during the three months ended October 31, 2003 was approximately $87,000 relating to payments on notes payable. Our principal source of cash during both periods was collections on advances to a related party.

      We believe we have adequate cash on hand and are generating sufficient cash from operations to cover all costs of LSC through the next 12 months. However, should the need arise we currently have no additional borrowings available to us under any credit arrangement. Accordingly, adequate funds may not be available or may not be available on terms favorable to us or at all.

 Years Ended July 31, 2004 and 2003

                            Results of Operations

      Revenues. Net sales increased to $22.5 million for the year ended July 31, 2004 from $19.8 million for 2003, a net increase of $2.7 million or 13%. The increase is attributable to the increased demand for our products driven by our Original Equipment Manufacturing (OEM) customers.

      Gross profit. Gross profit for the year ended July 31, 2004 was approximately $3.6 million, versus a gross profit of $1.3 million in 2003. The increase in gross margin is attributable to the increase in sales resulting in fixed costs being spread over a larger number of units being produced.

      Operating expenses. Selling, general and administrative expenses consist primarily of the direct charges for advertising, sales promotion, and marketing, as well as the cost of executive, administrative and accounting personnel and professional fees. Selling, general and administrative expense increased to $3.4 million for the year ended July 31, 2004 from $2.7 million in 2003, a net increase of $700,000 or 26%. The net increase was primarily related to higher personnel costs associated with adding and retaining talented individuals required to grow our specialized business and increased professional fees for accounting and legal professionals.

                         Liquidity and Cash Resources

      We have generally financed our business from cash generated by operations and in some periods the principal shareholders have loaned the Company operating capital at prevailing market rates of interest. As of July 31, 2004 the company has cash and cash equivalents of $218,000 compared to $195,319 for the same period in 2003.

      Net income (loss). For the year ended July 31, 2004, we reported net income of approximately $99,000, compared to a net loss of $1 million reported for the same period in 2003. The increase in net income is attributable to a combination of increased demand for products, reduced price pressures, and the ability to manage variable costs related to the increased capacity utilization experienced in 2004.

      Cash used in operations. Net cash used in operations during the year ended July 31, 2004 was approximately $98,000, compared to $510,000 being used in operations during the same period in 2003. This change in our cash flows from operations is attributable to increases in accounts receivable.

      Cash used for investing activities. Cash used for investing activities during the years ended July 31, 2004 and 2003 was approximately $88,000 and $476,000, respectively, consisting generally of investments in property and equipment. The equipment purchases in 2003 were for automating material flow in the new facility.

      Cash flows from financing activities. Net cash provided by financing activities during the year ended July 31, 2004 was approximately $209,000 from utilization of our line of credit. Net cash provided by financing activities during the year ended July 31, 2003 was approximately $620,000 from shareholder contributions and issuance of long term debt.

                    AMENDMENT OF ARTICLES OF INCORPORATION
                    TO INCREASE NUMBER OF AUTHORIZED SHARES

      Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to amend the Articles of Incorporation to increase the number of authorized shares of common stock from one hundred million (100,000,000) to four hundred million (400,000,000). The Board of Directors believes that this increase in the number of authorized shares is in the best interest of the Company in that it will provide the Company with available shares which could be issued for various corporate purposes, including acquisitions, stock dividends, stock splits, stock options, convertible debt and equity financings, as the Board of Directors determines in its discretion. The Board further believes that the increase in the number of authorized shares of Common Stock will enable the Company to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of shareholders to approve each potential transaction.

      Approval of the increase in authorized shares will generally empower the directors to issue the additional shares without prior notice to stockholders or their approval. However, one instance where stockholder approval of the issuance of additional shares could be required in the future is if the Company becomes listed on a major stock exchange or stock quotation system and stockholder approval is required by such stock exchange or stock quotation system with regard to a particular proposal relating to the issuance of shares, such as implementation of an employee stock option plan.

      Outstanding and reserved equity: Approximately 57.9 million shares of common stock are currently issued and outstanding. Prior to the merger, the number of common shares that were authorized and unissued that were not reserved for any specific use and were available for future issuances was approximately 33.5 million. The merger agreement with LSC provides that approximately 194 million common shares could be issued to shareholders of LSC in conversion of Series F Preferred Stock as consideration for the acquisition. Another 38 million common shares are required to be reserved to meet outstanding obligations relating to options, warrants, contractual commitments or other arrangements. After the increase in authorized shares, the number of common shares that would be authorized and unissued that are not reserved for any specific use and would be available for future issuances is approximately 110.1 million.

      Effect of increase: The issuance by the Company of a substantial number of additional shares of Common Stock would dilute both the equity interests and the earnings per share of existing holders of the Common Stock. Although dilution would be substantial, we believe that engaging in these type transactions will ultimately be a greater benefit to our shareholders and will more than offset any negative effects of dilution. The newly authorized shares of Common Stock will have voting and other rights identical to those of the currently authorized shares of Common Stock.

      Anti-takeover effect: The proposal to increase authorized shares is not submitted as a result of or in response to any present accumulation of stock or threatened takeover. Existing provisions of our articles of incorporation, bylaws and agreements have no material anti-takeover effects and we currently have no plans to subsequently implement any measures having anti-takeover effects. However, the additional shares of Common Stock could have an "anti-takeover" effect in that they could discourage an attempt to obtain control of the Company in the future by means of a merger, tender offer, proxy contest or otherwise and could make the removal of the present management of the Company more difficult. Such shares could be issued for the purpose of making more difficult, time-consuming or costly an acquisition of a controlling interest in the Company deemed undesirable by the Board of Directors, even if such acquisition is desired by certain stockholders of the Company.

      No Appraisal Rights: The holders of the Company's Common Stock are not entitled to dissenters' appraisal rights in connection with the increase in the number of authorized shares. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

      If the amendment of the Company's Articles of Incorporation is approved by the shareholders of the Company, the amendment would become effective upon the filing of Amended Articles of Incorporation with the Secretary of State of the State of New York, which will occur as soon as practicable following the approval.

                 INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

      Mr. Jacoby, as a new director and the recipient of controlling interest in the Company, may be deemed to have interests in the merger and approval of the proposal to increase authorized shares that are different from or in addition to the interests of the Company's shareholders generally.
 In addition, prior to consummating the merger, the Company entered into a consulting agreement with Mr. Jacoby to manage the Company. This arrangement was superseded by an employment agreement with Mr. Jacoby, which became effective on December 1, 2004. The agreement provides for employment of Mr. Jacoby as Chairman, Chief Executive Officer and President of the Company for an initial period of three years at a base salary of $500,000, plus eligibility for bonuses related to financial performance of the Company, and other benefits. If the Company terminates Mr. Jacoby's employment agreement without cause, then he is entitled to receive twenty-four (24) months' annualized salary, payable monthly, all unvested stock options held by him immediately vest, and he will be entitled to participate in healthcare coverage and other benefit plans of the Company for two years after termination. If such termination occurs within two years of a change in control of the Company, then he shall be entitled to a lump sum payment equal to 36 months salary, immediate vesting of all unvested stock options and continued participation in healthcare coverage for two years.

      Mr. Allen, the former CEO of the Company, may also be deemed to have interests in the merger and approval of the proposal to increase authorized shares that are different from or in addition to the interests of the Company's shareholders generally, by virtue of his security holdings. Terms of the merger required Mr. Allen to convert his preferred stock holdings to common stock and he now holds beneficial ownership of a total of 10,851,932 shares of common stock of the Company.

      No other person who has been a director, executive officer, associate of any director or executive officer of the Company or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the merger or proposal to amend the Articles of Incorporation which is not shared by all other holders of the Company's Common Stock. No director has informed the Company that he intends to oppose the proposal.


                         DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company consists of the following:

 Common Stock

      As of the Record Date, there will be one hundred million (100,000,000) shares of common stock authorized with a par value of $.01 per share, of which 57,903,230 shares are expected to be issued and outstanding. Immediately following the approval of the increase in the number of authorized shares of Common Stock, there will be four hundred million (400,000,000) shares of Common Stock authorized, of which 57,903,230 are expected to be issued and outstanding. The holders of the Common Stock have no preemptive rights, are entitled to one vote per share on all matters to be voted on by the shareholders and have the right of cumulative voting in connection with the election of directors.

      The holders of Common Stock are entitled to receive pro rata dividends, when and as declared by the Board of Directors in its discretion, out of funds legally available therefor. The payment of dividends on the Common Stock in the future, if any, will be subordinate to the preferred stock.
 In addition, the payment of such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. The Board of Directors has never declared a dividend on its Common Stock and does not contemplate doing so in the near future.

 Preferred Stock

      As of the Record Date, the Company will have Ten million (10,000,000) shares of preferred stock authorized. The issuance and designation of rights of the preferred stock is established by the Board of Directors.
 The Company has designated five classes or series of preferred stock, although Series F Preferred Stock is the only series currently issued and outstanding. (Series A, B, C, and D Preferred Shares were converted into common shares of the Company as a condition of the LSC merger transaction.) Series F Preferred Stock is described as follows:

      Series F Preferred Stock has a $.01 par value, 300,000 shares are authorized, and 193,829 shares are issued and outstanding; there is no mandatory redemption, and the liquidation value per share is equal to the value of Lone Star Circuits, divided by the number of outstanding shares of Series F Preferred Stock. Holders of Series F Preferred Stock have the right to convert their preferred shares into shares of Common Stock at the rate of one thousand shares of Common Stock for each share of preferred stock, and each holder of Series F Preferred Stock is entitled to one thousand votes for each share of Series F Preferred Stock held.
 The number of shares of Common Stock issuable in conversion of Series F Preferred Stock is subject to adjustment to that number of shares of Common Stock necessary to give Brad Jacoby beneficial ownership of 67.25% of all issued and outstanding shares of the Company after the Company raises up to $4 million in equity financing. (See the First Addendum to the Agreement and Plan of Merger filed as an exhibit to the Form 8-K filed on December 1, 2004, which is incorporated herein by reference.)

                            SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information expected to be current as of February 25, 2005 with respect to the beneficial ownership of our voting securities by (i) persons known to us to be the beneficial owners of more than 5% of the outstanding shares of each class of our voting securities, (ii) all of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group.

      The number of shares of our securities beneficially owned by each shareholder set forth below is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power and any shares which a shareholder presently, or within 60 days, has the right to acquire through the exercise of any stock option or other right. Unless otherwise indicated, each shareholder has sole voting and investment power (or shares such powers with his spouse) with respect to the securities set forth in the following tables. The information is based upon corporate records, information furnished by each shareholder, or information contained in filings made with the Securities and Exchange Commission.

      Except as otherwise noted, each person's address is c/o Integrated Performance Systems, Inc.

                                                  Amount and
                                                  Nature of
                         Name and Address of      Beneficial       Percent
   Title of Class        Beneficial Owner         Ownership        of Class
   --------------        -------------------    ---------------    --------
   Common Stock          D. Ronald Allen        10,851,932 (1)      18.74%
                         (5% Beneficial Owner;
                         Former CEO and Director)
                         17300 N. Dallas Pkwy.,
                         Suite 2040
                         Dallas, Texas 75248

   Common Stock          Brad Jacoby            232,680,932 (2)     83.18%
                         (5% Beneficial Owner;
                         Executive Officer
                         and Director)

 (1) Includes 4,225,720 shares held of record by Associates Funding Group, Inc., 4,087,244 shares held of record by Winterstone Management, Inc., 1,689,483 shares held of record by CMLP Group, Ltd. and 849,485 shares held of record by B.C. & Q. Corp., over all of which entities Mr. Allen exercises voting control; however, all of the foregoing shares are held in escrow pursuant to an Escrow Agreement that gives Mr. Jacoby the right to vote the shares.

 (2) Includes 10,851,932 shares beneficially owned by Mr. Allen that are held in escrow pursuant to an Escrow Agreement that gives Mr. Jacoby the right to vote the shares; also includes 193,829,000 shares issuable to Mr. Jacoby upon conversion of Series F Preferred Stock and 28,000,000 shares issuable to Mr. Jacoby upon conversion of convertible debentures. (Series F Preferred Stock entitles its holder to vote the shares in the same class as common shares.)

                      VOTING SECURITIES AND RECORD DATE

      Only holders of record of shares of our common stock, $0.01 par value, (the "Common Stock") and holders of Series F Preferred Stock as of the close of business on February 25, 2005 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. The Common Stock and Series F Preferred Stock are the only classes of our voting securities issued and outstanding and the holders thereof will vote as one class. Each common shareholder of record in this class at the close of business on the Record Date is entitled at the Special Meeting to one vote for each share of Common Stock held. Each preferred shareholder of record in this class at the close of business on the Record Date is entitled at the Special Meeting to one thousand votes for each share of Preferred Stock held. At the close of business on the Record Date, there are expected to be 66,537,230 shares of
 Common Stock issued and 57,903,230 outstanding.   At the close of business
 on the Record Date, there are expected to be 193,829 shares of voting Preferred Stock outstanding, representing 193,829,000 votes.

                           QUORUM AND REQUIRED VOTE

      The holders of a majority of the votes of shares entitled to vote thereat shall constitute a quorum for the transaction of business at the Special Meeting. An affirmative vote of a majority of the votes entitled to vote on, and that voted for or against a particular matter, shall decide any question brought before such meeting. Voting will be by a voice vote. Abstentions and "broker non-votes" are not considered as being represented at the Special Meeting and are therefore not counted in establishing a quorum or in deciding any question. (The proposal is considered to be non-routine. Normally, if a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.)

                   INCORPORATION OF DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission ("SEC") allows us to "incorporate" into this Information Statement information from other documents we file with the SEC. This means that we can disclose important information to you by referring to those other documents. We are incorporating in this Information Statement the documents listed below, except where the information contained in those documents is different from the information contained in this Information Statement.

 (1) The Company's Current Report on Form 8-K filed on October 28, 2004, reporting the execution of a definitive agreement containing final merger terms.
 (2) The Company's Current Report on Form 8-K filed on December 1, 2004, reporting a modification of the final merger terms and reporting completion of the merger.
 (3) The Company's Current Report on Form 8-K/A filed on February 7, 2005, reporting financial information relating to the merger.

      We will provide at no cost to each person to whom this Information Statement is delivered, a copy of any or all of the information that has been incorporated by reference in this Information Statement but not delivered with the Information Statement. You may make a written or oral request for this information to: Integrated Performance Systems, Inc., 901 Hensley Lane, Wylie, Texas 75098, Attention: Investor Relations; telephone number (972) 771-1930.

                                OTHER MATTERS

      A representative of the principal accountant for the current year and for the most recently completed fiscal year is not expected to be present at the shareholders' meeting. The management of the Company knows of no matter other than those set forth herein that is to be brought before the Special Meeting.

      The foregoing Notice and Information Statement are sent by order of the Board of Directors.
                                    By Order of the Board of Directors,

                                    /s/ Brad Jacoby

                                    Brad Jacoby
                                    Chairman and Chief Executive Officer

 February 25, 2005
 Wylie, Texas